UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

WESCO INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notice of Annual Meeting of

Stockholders and Proxy Statement

2015

Thursday, May 28, 2015

2:00 P.M. Eastern Time

Sheraton Station Square

300 West Station Square Drive

Pittsburgh, PA 15219

WESCO INTERNATIONAL, INC.

225 West Station Square Drive, Suite 700

Pittsburgh, Pennsylvania 15219-1122

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Date And Time:	Thursday, May 28, 2015 at 2:00 p.m., E.D.T.

Place:	Sheraton Station Square 300 West Station Square Drive Pittsburgh, PA 15219

Record Date:	April 2, 2015

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2015 Annual Meeting of Stockholders. It will be held on May 28, 2015, at the Sheraton Station Square, 300 West Station Square Drive, Pittsburgh, Pennsylvania. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement:

1.	Elect three Directors for a one-year term expiring in 2016.

2.	Approve, on an advisory basis, the Company’s executive compensation.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

4.	Transact any other business properly brought before the Annual Meeting.

Voting can be completed in one of four ways:
returning the proxy card by mail	online at www.proxyvote.com
refer to the phone number on your voting card	or attending the meeting to vote in person

We are sending a Notice of Internet Availability of Proxy Materials to you on or about April 10, 2015. Stockholders of record at the close of business on April 2, 2015 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

John J. Engel

Chairman, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

Table – Summary Compensation Table	27	Table – Nonqualified Deferred Compensation	32

Table – All Other Compensation	28	Table – Potential Payments Upon Termination: Engel	33

Table – Grants of Plan-Based Awards for 2014	29	Table – Potential Payments Upon Termination: Van Oss	35

Table – Outstanding Equity Awards at Year-End	30	Table – Potential Payments Upon Termination: Parks	37

Table – Equity Awards Vesting Schedule	31	Table – Potential Payments Upon Termination: Lazzaris	38

Table – Option Exercises and Stock Vested	31	Table – Potential Payments Upon Termination: Windrow	39

DIRECTOR COMPENSATION	40

Table – Director Compensation for 2014	40	Table – Director Outstanding Equity Awards at Year-End	41

ITEM 3 – RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	43

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INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2015

The 2015 Proxy Statement and 2014 Annual Report of WESCO International, Inc. are available to review at: www.proxydocs.com/wcc.

We are pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rule that permits companies to furnish proxy materials to stockholders over the Internet. On or about April 10, 2015, we will begin mailing proxy materials. A Notice of Internet Availability of Proxy Materials (the “Notice”) contains instructions on how to vote online or by telephone, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

1.	Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO International, Inc. (“WESCO” or the “Company”) Common Stock at the close of business on April 2, 2015, you may vote at the Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	What matters are scheduled to be presented?

Proposal 1—Elect three Director nominees for a one year term expiring at the 2016 Annual Meeting of Stockholders.

Proposal 2—Approve, on an advisory basis, the Company’s executive compensation.

Proposal 3—Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

3.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	the Internet, at the address provided on the Notice;

•	telephone, using the toll-free number listed on the Notice;

•	following the instructions on the Notice to request a paper copy of the proxy card and proxy materials and then marking, signing, dating and returning each proxy card in the postage-paid envelope provided; or
•	attending the Annual Meeting and voting your shares in person.

The deadline for voting by Internet or telephone is 11:59 p.m., E.D.T., on Wednesday, May 27, 2015.

4.	What if I don’t indicate my voting choices?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote on any particular matter, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2015.

5.	How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person by ballot or by proxy.

6.	What does it mean if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or a broker, bank or other nominee account with respect to your shares held in “street name”. Please carefully follow the instructions on each Notice you receive and

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vote all of the proxy requests to ensure that all your shares are voted.

7.	May I attend and vote my shares in person at the Annual Meeting?

Shares held beneficially through a broker, bank or other nominee may not be voted in person at the Annual Meeting UNLESS you obtain a “Legal Proxy”. A “Legal Proxy” must be obtained from your broker, bank or other nominee that holds your shares. Without a “Legal Proxy”, you will not be able to attend and vote those shares in person at the Annual Meeting at the Sheraton Station Square, located at 300 West Station Square Drive, Pittsburgh, Pennsylvania.

Shares registered directly in your name with our transfer agent, Computershare, may be voted in person at the Annual Meeting.

Directions to the Annual Meeting at the Sheraton Station Square, 300 West Station Square Drive, Pittsburgh, Pennsylvania, are available at www.wesco.com.

8.	Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

9.	May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future WESCO Proxy Statements and Annual Reports via paper copies in the mail.

If you are a “stockholder of record” you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you hold your WESCO stock in “street name” (such as through a broker, bank, or other nominee account), follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Proxy Statements and Annual Reports.

If you enroll to receive paper copies of WESCO’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

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PROXY SOLICITATION AND VOTING INFORMATION

Holders of our Common Stock at the close of business on the record date of April 2, 2015 may vote at our Annual Meeting. On the record date, 44,235,373 shares of our Common Stock were outstanding. A list of stockholders entitled to vote will be available at the Annual Meeting at the Sheraton Station Square, located at 300 West Station Square Drive, Pittsburgh, Pennsylvania, and during ordinary business hours for 10 days prior to the Annual Meeting at the Company’s principal executive offices. Any stockholder of record may examine the list for any legally valid purpose.

The Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies, and we expect to pay Morrow & Co., LLC approximately $8,500 for these services, plus reimbursement of their expenses. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purposes of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting in the election of Directors, or the approval, on an advisory basis, of the Company’s executive compensation, but will have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting and are not counted as shares voting with respect to any other matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

The election of Directors will be determined by a plurality of the votes cast. The Board has adopted a Director resignation policy in the event a Director receives less than 50% of the votes for his or her re-election in an uncontested election. Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015, and the approval, by non-binding vote, of our executive compensation will require affirmative votes by a majority of the shares present, in person or by proxy, and entitled to vote and voting on the proposal at the Annual Meeting. Abstentions will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting.

WESCO International, Inc. - 2015 Proxy Statement	| 1

Election of Directors

ITEM 1 — PROPOSAL TO VOTE FOR ELECTION OF DIRECTORS

The following Directors have been nominated for election to our Board:

•	Director Nominees (with a term expiring at the 2016 Annual Meeting of Stockholders): John J. Engel, Steven A. Raymund, Lynn M. Utter

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

The Board, composed of ten directors as of the filing date of this proxy statement, is currently divided into three classes. Prior to the 2014 Annual Meeting of Stockholders, each of the classes was elected to serve three-year terms which were staggered such that the classes were as equal in number as possible depending on the total number of directors at any time. At the 2014 Annual Meeting of Stockholders, upon the recommendation of and approval by the Board, our stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board. Each Director elected after the 2014 Annual Meeting of Stockholders, whether to succeed a Director whose term has expired or to fill any vacancy, will be elected for a one-year term expiring at the next annual meeting. Directors elected at the 2014 Annual Meeting of Stockholders or earlier will serve the remainder of their respective terms before standing for re-election. Accordingly, our declassified board structure will be fully implemented at the 2017 Annual Meeting of Stockholders.

The current term of the Director Nominees expires this year, and their successors are to be elected at the Annual Meeting for a one-year term expiring in 2016, subject to earlier retirement, resignation or removal. William J. Vareschi, a current Class I Director, will not be standing for re-election to the Board in accordance with the Company’s Director retirement age policy. Mr. Vareschi’s term will end on May 28, 2015 at the Annual Meeting. The terms of the Class II and Class III Directors do not expire until the Annual Meetings of Stockholders to be held in 2016 and 2017, respectively.

Should all nominees be elected as indicated in the proposal above, the following is the complete list of individuals who comprise our Board of Directors and Board Committees immediately following the Annual Meeting, unless otherwise noted.

Name	Age	Director Since	Audit	Compensation	Executive	Nominating and Governance
Sandra Beach Lin	57	2002		Member	Member	Chair
John J. Engel	53	2008			Member
Bobby J. Griffin	66	2014		Member
John K. Morgan	60	2008	Member	Chair	Member
Steven A. Raymund	59	2006	Chair		Member
James L. Singleton(3)	59	1998		Member	Chair	Member
Robert J. Tarr, Jr.	71	1998	Member			Member
Lynn M. Utter	52	2006	Member			Member
Stephen A. Van Oss	60	2008
William J. Vareschi (1)(2)	72	2002
(1)	Mr. Vareschi’s retirement will be effective at the close of the 2015 Annual Meeting of Stockholders.

(2)	Lead Director

(3)	Mr. Singleton will become the Lead Director following the 2015 Annual Meeting of Stockholders.

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Election of Directors

NOMINEE DIRECTORS TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2016

JOHN J. ENGEL

John J. Engel was elected as Chairman at the 2011 Annual Meeting and has served as our President and Chief Executive Officer since 2009. Previously Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining WESCO in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc.; Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and Vice President and General Manager of Allied Signal, Inc. Mr. Engel also held various engineering, manufacturing and general management positions at General Electric Company. Mr. Engel also serves as a director of United States Steel Corporation, is a member of the Business Roundtable and the Business Council, and is a member of the Board of Directors of the National Association of Manufacturers.

Qualifications: Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chairman and Chief Executive Officer, previously served as its Chief Operating Officer and has held senior executive and management positions in various global industries.

STEVEN A. RAYMUND

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in 2006, he served as its Chief Executive Officer. Since 1991, he has served as Tech Data’s Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Advisors for the Moffitt Cancer Center; the Board of Trustees of All Children’s Hospital, Inc.; The Board of Trustees of the University of Oregon Foundation; and the Board of Directors for the Gulf Coast Jewish Family and Community Services.

Qualifications: Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer in a global distribution business, has supply chain expertise and broad experience as a board member in various industries.

LYNN M. UTTER

Lynn M. Utter has served as the President and Chief Operating Officer of Knoll Office, a designer and manufacturer of office furniture products, since February 2012. She served as President and Chief Operating Officer of Knoll North America from 2008 to February 2012. From 1997 to 2008, she served as Chief Strategy Officer and in a number of other senior operating and strategic planning positions for Coors Brewing Company. From 1986 to 1996, Ms. Utter worked at Frito Lay and Strategic Planning Associates, LLC. Ms. Utter serves on a number of boards at The University of Texas and The Stanford University Business School.

Qualifications: Among Ms. Utter’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Utter is a senior executive with experience in multiple industries, including marketing, operations and supply chain, and has extensive experience in strategic planning.

Retiring

WILLIAM J. VARESCHI

William J. Vareschi served as Chief Executive Officer of Central Parking Corporation, a parking services provider, from 2000 until his retirement in 2003. Before joining Central Parking Corporation, he served in several positions for more than 35 years with General Electric Company. He served in numerous financial management positions, including Chief Financial Officer for GE Plastics Europe, GE Lighting, and GE Aircraft Engines. From 1996 until his retirement in 2000, Mr. Vareschi served as President and Chief Executive Officer of GE Engine Services. Mr. Vareschi also served on the Board of Directors of WMS Industries, Inc.

Qualifications: Among Mr. Vareschi’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Vareschi has served as Chief Executive Officer and a board member in various industries and has significant leadership experience in global businesses.

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Board of Directors

CLASS II DIRECTORS — PRESENT TERM EXPIRES IN 2016

SANDRA BEACH LIN

Sandra Beach Lin served as Chief Executive Officer of Calisolar, Inc., a solar silicon company, a position she held during 2010 and 2011, until her retirement at the end of 2011. She served as Executive Vice President, then as Corporate Executive Vice President of Celanese Corporation, a global hybrid chemical company from 2007 until 2010. Previously, she served as Group Vice President of Avery Dennison Corporation and President of Alcoa Closure Systems International, Inc. Ms. Beach Lin serves as a Director of American Electric Power, PolyOne Corporation and as a member of the Committee of 200 and the Board of Directors of Junior Achievement USA. Ms. Beach Lin is also a member of the National Association of Corporate Directors Nominating and Governance Committee Chair Advisory Council.

Qualifications: Among Ms. Beach Lin’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Beach Lin has served as a Chief Executive Officer, has extensive experience managing global businesses in multiple industries and has extensive experience with LEAN/Six Sigma.

ROBERT J. TARR, JR.

Robert J. Tarr, Jr. is a professional director and private investor and has been so for more than five years. From 2000 to 2001, he served as the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. Prior to joining HomeRuns.com, he served for more than 20 years in senior executive roles at Harcourt General, Inc., a large, broad-based publishing company, including six years as President, Chief Executive Officer and Chief Operating Officer, and at The Neiman Marcus Group, Inc., a high-end specialty retail store and mail order business, as President, Chief Operating Officer and Chief Executive Officer from 1990 to 1997. In addition, Mr. Tarr previously served as a director of Barneys New York, Inc.

Qualifications: Among Mr. Tarr’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Tarr has broad experience serving as a Chief Executive Officer and as a board member for businesses in various industries and has extensive experience in capital markets and with mergers and acquisitions.

STEPHEN A. VAN OSS

Stephen A. Van Oss has served as our Senior Vice President and Chief Operating Officer since 2009. In addition, he served as interim Chief Financial Officer from February 2012 until June 2012. Previously, Mr. Van Oss served as our Senior Vice President and Chief Financial and Administrative Officer from 2004 to 2009. From 2000 to 2004, he served as our Vice President and Chief Financial Officer. From 1997 to 2000, Mr. Van Oss served as our Director, Information Technology and, in 1997, as our Director, Acquisition Management. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. Mr. Van Oss serves as a director of Cooper-Standard Holdings Inc. He also serves as a trustee of Robert Morris University.

Qualifications: Among Mr. Van Oss’ experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Van Oss is our current Chief Operating Officer, has served the Company as a senior executive in various facets of its operations and has deep distribution industry expertise.

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Board of Directors

CLASS III DIRECTORS — PRESENT TERM EXPIRES IN 2017

JOHN K. MORGAN

John K. Morgan has served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company, since October 2007. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spin off from Acuity Brands, Inc. From 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002.

Qualifications: Among Mr. Morgan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Morgan is a Chief Executive Officer with broad expertise, including extensive experience in and knowledge of the industry in which the Company operates.

JAMES L. SINGLETON

James L. Singleton is Chairman and Chief Executive Officer of Cürex Group Holdings, LLC, an organization that provides technologies and financial products to the global foreign exchange marketplace, and has held that position since May 2014. From June 2010 to May 2014, he served as the Vice Chairman of Cürex Group Holdings, LLC. He is also the founder and Managing Director of Pillar Capital LP, an investment management firm, and he has served in such capacity since September 2007. From 1994 to 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. In addition, Mr. Singleton previously served as a director of ClubCorp, Inc., Danka Business Systems PLC and William Scotsman International, Inc.

Qualifications: Mr. Singleton is a Chief Executive Officer and has extensive experience in the capital markets, mergers and acquisitions, and knowledge of the Company, its business and history.

BOBBY J. GRIFFIN

Bobby J. Griffin served as President, International Operations of Ryder System, Inc., a global provider of commercial transportation, logistics, and supply chain management solutions, from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Prior to Ryder System, Inc., Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder System, Inc. in 1986. He also serves as a director of Hanesbrands Inc. and United Rentals, Inc. and served as a director of Horizon Lines, Inc. from May 2010 until April 2012.

Qualifications: Among Mr. Griffin’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Griffin has served as a senior executive in multiple industries, has supply chain expertise, and has extensive international business experience.

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Executive Officers

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 10, 2015, are set forth below.

Name	Age	Position
John J. Engel	53	Chairman, President and Chief Executive Officer
Stephen A. Van Oss	60	Senior Vice President and Chief Operating Officer
Daniel A. Brailer	58	Vice President, Investor Relations and Corporate Affairs
Timothy A. Hibbard	58	Vice President and Corporate Controller
Diane E. Lazzaris	48	Senior Vice President and General Counsel
Kenneth S. Parks	51	Senior Vice President and Chief Financial Officer
Kimberly G. Windrow	57	Senior Vice President and Chief Human Resources Officer

Daniel A. Brailer is our Vice President, Investor Relations and Corporate Affairs. From February 2011 to February 2012 he served as our Vice President, Treasurer, Investor Relations and Corporate Affairs. From 2006 to February 2011, he served as our Vice President, Treasurer and Investor Relations. From 1999 to 2006, he served as our Treasurer and Director of Investor Relations. Prior to joining the Company, Mr. Brailer served in various positions at Mellon Financial Corporation, most recently as Senior Vice President.

Timothy A. Hibbard was appointed as our Vice President and Corporate Controller in February 2012. From 2006 to February 2012, he served as our Corporate Controller. From 2002 to 2006, he served as Corporate Controller at Kennametal Inc. From 2000 to 2002, Mr. Hibbard served as Director of Finance of Kennametal’s Advanced Materials Solutions Group, and, from 1998 to 2000, he served as Controller of Greenfield Industries, Inc., a subsidiary of Kennametal Inc.

Diane E. Lazzaris has served as our Senior Vice President and General Counsel since January 2014, and from February 2010 to December 2013 she served as our Vice President, Legal Affairs. From 2008 to February 2010, Ms. Lazzaris served as Senior Vice President – Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to 2008, she held various corporate counsel positions at Alcoa Inc., most recently as Group Counsel to a group of global businesses.

Kenneth S. Parks has served as our Senior Vice President and Chief Financial Officer since January 2014, and from June 2012 to December 2013 he served as our Vice President and Chief Financial Officer. From 2008 to February 2012, he served as Vice President of Finance of United Technologies Corporation for their global Fire and Security business. From 2005 to 2008, he served as Director of Investor Relations of United Technologies Corporation. He began his career in public accounting with Coopers & Lybrand.

Kimberly G. Windrow has served as our Senior Vice President and Chief Human Resources Officer since January 2014, and from August 2010 to December 2013 she served as our Vice President, Human Resources. From 2004 until July 2010, Ms. Windrow served as Senior Vice President of Human Resources for The McGraw Hill Companies in the education segment. From 2001 until 2004, she served as Senior Vice President of Human Resources for The MONY Group, and from 1988 until 2000, she served in various Human Resource positions at Willis, Inc.

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Corporate Governance

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to provide a framework to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Code of Business Ethics and Conduct and a Global Anti-Corruption Policy which apply to our Board of Directors and all of our employees and cover all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Senior Financial Executive Code of Principles for Senior Executives, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Global Anti-Corruption Policy, Senior Financial Executive Code, Independence Policy, and related documents on our website at www.wesco.com/governance.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including the new enhanced independence requirements for compensation committee members. In addition, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be material.

In February 2015, the independence of each Director was reviewed, applying our independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm.

Based on this review, our Board affirmatively determined that the following Directors are independent: Ms. Beach Lin, Mr. Griffin, Mr. Morgan, Mr. Raymund, Mr. Singleton, Mr. Tarr, Ms. Utter and Mr. Vareschi. Mr. Morgan’s relationship described under “Transactions with Related Persons – Related Party Transactions” was determined by our Board to be immaterial because Mr. Morgan did not receive any material benefits from his company as a result of his company’s ordinary business transactions with us.

Director Qualifications and Director Diversity

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support his or her position as a Director on our Board are identified for each Director on pages 3 to 5.

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment, and ability and willingness to commit sufficient time to Board activities. The Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have diverse backgrounds and experiences. The Nominating and Governance Committee considers candidates diverse in geographic origin, gender, ethnic background and professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s diversity of backgrounds and experiences.

The Nominating and Governance Committee also reviews the characteristics of incumbent Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable. The Nominating and Governance

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Corporate Governance

Committee uses a skills matrix to assess the overall composition of the Board, including such characteristics as CEO experience, financial or marketing expertise, supply chain or industry experience, mergers and acquisitions experience, international experience, technology expertise, and operational or strategy experience, among others. The Nominating and Governance

Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a good overall Board composition. The Nominating and Governance Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Board and Committee Evaluations

Each year, our Board and Committees conduct evaluations to assess their effectiveness and adherence to the Corporate Governance Guidelines and Committee charters, and to identify opportunities to improve Board and Committee performance. Our Nominating and Governance Committee has responsibility for oversight of the Board evaluation process. In addition, the Lead Director also conducts a one on one interview with each

Board member, and the Committee Chairs conduct one on one interviews with each of their respective Committee members. The results of the Board and Committee Evaluations are communicated to all Board and Committee members and all Board members participate in this continuous improvement process.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. No member of our Compensation Committee has been an executive officer of the Company.

Executive Sessions and Lead Director

During 2014, the non-management members of our Board met in executive session at each regularly scheduled Board of Director’s meeting. Our Lead Director, Mr. Vareschi, presided over these executive sessions. In addition, Mr. Vareschi has broad authority to call and conduct meetings of the independent Directors. The duties and responsibilities of our Lead Director are described in more detail in the section below.

Board Leadership Structure

Since May 2011, Mr. Engel has served as Chairman of the Board. The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time, and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that the structure is best for the Company at this time because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director.

Mr. Vareschi serves as the Board’s independent Lead Director and presides over executive sessions of the Board. Mr. Vareschi will serve as the Lead Director until his planned retirement from the Board upon the expiration of his term at the 2015 Annual Meeting of Stockholders, at which time Mr. Singleton will become the new Lead Director. The non-management members of our Board meet in executive session at each regularly scheduled Board meeting. The Audit, Compensation, and Nominating and Governance Committees are all chaired by and comprised solely of independent Directors in accordance with independence standards of the NYSE, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. The responsibilities of the Lead Director include the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in Executive Session;

•	Has the authority to call meetings of the independent Directors;

•	Oversees the Board evaluation program;

•	Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;

•	Serves as a liaison between the Chairman/CEO and the independent Directors;

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Corporate Governance

•	Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;

•	Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board, as appropriate;

•	Consults with the Chair of Nominating and Governance Committee and the Chairman regarding recommended appointment of Committee members, including Committee chairs; and

•	Facilitates communication between the Board and senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer, together with the Lead Director, is an appropriate Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at www.wesco.com/governance under the caption “Contact Our Board.”

Our Director of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications (i.e., other than solicitations, invitations, advertisements, or similar communications) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Director of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional opportunities to communicate with our Board. All of our Board members were present at our 2014 Annual Meeting of Stockholders.

Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of what would make the proposed candidate a good addition to our Board;

•	A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;
•	Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates. A stockholder who wishes to nominate a person for election as a Director must provide written notice to the Corporate Secretary of the Company at the address below in accordance with the procedures specified in Section 2.15 of our By-Laws. In general, to be timely, the written notice must be received by our Corporate Secretary not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. The notice must provide certain information required by the By-Laws, including (a) biographical and share ownership

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Corporate Governance

information of the stockholder (and certain affiliates), (b) descriptions of any material interests of the stockholder (and certain affiliates) in the nomination and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the nomination, (c) certain biographical, employment and specific qualifications information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

Notices of Director recommendations or Director nominations, including the information described above, should be sent to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Director Resignation Policy

The Board has adopted a resignation policy under which any Director who does not receive a majority of votes for his or her re-election is expected to offer his or her resignation for the Board’s consideration.

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. The Audit Committee of the Board discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures. In addition, management assesses the Company’s enterprise risk and reviews with the entire Board significant risks and associated mitigating factors on an annual basis. The Compensation Committee of the Board reviews the potential for risk related to the Company’s compensation arrangements, including compensation arrangements and policies for executives, and determines whether any such arrangements are likely to encourage excessive or inappropriate risk taking.

Stockholder Proposals for 2016 Annual Meeting

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2016 Annual Meeting of Stockholders, you must submit the proposal to the Company at its principal executive offices by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 12, 2015. For any other business to be properly brought before the 2016 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s amended and restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2015 Annual Meeting, or between January 29, 2016 and February 28, 2016. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2016 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

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Board and Committee Meetings

BOARD AND COMMITTEE MEETINGS

Our Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.com/governance.

The full Board held four meetings in 2014. Each Director attended 100% of the aggregate number of meetings of the full Board held in 2014 and the total number of meetings held by all Committees of the Board on which he or she served.

Executive Committee

During 2014, the Executive Committee consisted of Ms. Beach Lin and Messrs. Engel, Raymund, Singleton, Tarr and Vareschi, with Mr. Vareschi serving as Chairman of the Executive Committee. Following the 2015 Annual Meeting of Stockholders, it is expected that the Executive Committee will consist of Ms. Beach Lin and Messrs. Engel, Morgan, Raymund and Singleton, with Mr. Singleton serving as Chair of the Executive Committee. With the exception of Mr. Engel, all Executive

Committee members have been determined by our Board to be independent Directors according to the independence standards of the NYSE. The Executive Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the NYSE. During 2014, the Nominating and Governance Committee consisted of Messes. Beach Lin and Utter and Messrs. Tarr and Vareschi, with Ms. Beach Lin serving as Chair of the Nominating and Governance Committee. Following the 2015 Annual Meeting of Stockholders, it is expected that the Nominating and Governance Committee will consist of Messes. Beach Lin and Utter and Messrs. Singleton and Tarr, with Ms. Beach Lin serving as Chair of the Nominating and

Governance Committee. The Nominating and Governance Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Our Nominating and Governance Committee held four meetings in 2014.

Audit Committee

The members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE. During 2014, the Audit Committee consisted of Messrs. Tarr, Raymund, and Morgan and Ms. Utter, with Mr. Tarr serving as Chairman of the Audit Committee. Our Board has determined that Messrs. Tarr, Raymund and Morgan are Audit Committee Financial Experts, as defined under applicable SEC regulations. Following the 2015 Annual Meeting of Stockholders, it is expected that Mr. Raymund will serve as the Chairman of the Audit Committee. Our Audit Committee is responsible, among other things, for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our quarterly and year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and (f) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held six meetings in 2014.

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Board and Committee Meetings

Compensation Committee

The members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the SEC and the NYSE. From January 2014 through May 2014 the Compensation Committee consisted of Ms. Beach Lin and Messrs. Miles, Morgan and Singleton, with Mr. Singleton serving as Chairman. Following the 2014 Annual Meeting of Stockholders the Compensation Committee consisted of Ms. Beach Lin and Messrs. Griffin, Morgan and Singleton, with Mr. Singleton serving as Chairman.

Following the 2015 Annual Meeting of Stockholders, it is expected that Mr. Morgan will serve as the Chairman of the Compensation Committee. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held six meetings in 2014.

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Security Ownership

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 2, 2015, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the named executive officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of April 2, 2015, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. Unless indicated otherwise below, the address of each beneficial owner is c/o WESCO International, Inc., 225 West Station Square, Suite 700, Pittsburgh, PA 15219.

Name	Shares Beneficially Owned(1)		Percent Owned Beneficially(2)
FMR LLC 245 Summer Street Boston, MA 02210	4,221,289	(3)	9.5%
Boston Partners One Beacon Street 30th Floor Boston, MA 02108	3,011,520	(4)	6.8%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	2,822,072	(5)	6.4%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	2,732,279	(6)	6.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,573,748	(7)	5.8%
John J. Engel	787,448	(8)	1.8%
Stephen A. Van Oss	625,706	(8)	1.4%
Sandra Beach Lin	33,839	(8)	*
Bobby J. Griffin	292	(8)	*
John K. Morgan	37,171	(8)	*
Steven A. Raymund	33,676	(8)	*
James L. Singleton	50,212	(8)	*
Robert J. Tarr, Jr.	73,789	(8)	*
Lynn M. Utter	39,178	(8)	*
William J. Vareschi	51,866	(8)	*
Diane E. Lazzaris	50,983	(8)	*
Kenneth S. Parks	22,548	(8)	*
Kimberly G. Windrow	44,822	(8)	*
All 15 executive officers and Directors as a group	1,902,749	(8)	4.2%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The beneficial ownership of Directors set forth in the foregoing table includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Ms. Beach Lin, 12,487; Mr. Griffin 292; Mr. Morgan, 8,804; Mr. Raymund, 7,009; Mr. Singleton, 8,844; Mr. Tarr, 24,242; Ms. Utter, 11,247; and Mr. Vareschi, 20,650. The foregoing table does not reflect settlement of any options or stock appreciation rights (SARs) granted to any such Director under that plan to the extent that those options or SARs may not be exercised or settled within 60 days of April 2, 2015.

(2)	Based on the number of shares outstanding on the record date.

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Transactions with Related Persons

(3)	This information is based solely upon a Schedule 13G/A filed by FMR LLC, Edward C. Johnson 3rd and Abigail P. Johnson with the Securities and Exchange Commission on February 13, 2015. Fidelity Management & Research Company (“FMR Co”), 245 Summer Street, Boston, MA 02210, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisors Act of 1940, is the beneficial owner of 4,221,289 shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3rd is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3rd, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3rd nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by FMR Co which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)	This information is based solely upon a Schedule 13G filed by Boston Partners with the Securities and Exchange Commission on February 11, 2015. Boston Partners beneficially owns 3,011,520 shares, has sole power to vote 1,958,499 shares, has shared power to vote 7,700 shares and sole power to dispose 3,011,520 shares.

(5)	This information is based solely upon a Schedule 13G filed by Wellington Management Group LLP (“Wellington Management”) with the Securities and Exchange Commission on January 12, 2015. Wellington Management beneficially owns 2,822,072 shares, has shared power to vote 1,917,749 shares and shared power to dispose 2,822,072 shares.

(6)	This information is based solely upon a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on February 2, 2015. BlackRock has sole voting power over 2,276,503 shares and sole dispositive power over 2,732,279 shares.

(7)	This information is based solely upon a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the Securities and Exchange Commission on February 10, 2015. Vanguard is the beneficial owner of 2,573,748 shares and has sole power to vote 29,300 shares, sole dispositive power over 2,548,048 shares and shared dispositive power over 25,700 shares.

(8)	Includes the following shares of Common Stock not currently owned, but subject to options or SARs which were outstanding on April 2, 2015 and may be exercised or settled within 60 days thereafter: Mr. Engel, 700,992; Mr. Van Oss, 524,261; Ms. Beach Lin, 14,708; Mr. Morgan, 16,742; Mr. Raymund, 22,742; Mr. Singleton, 22,742; Mr. Tarr, 2,500; Ms. Utter, 22,742; Mr. Vareschi, 22,742; Ms. Lazzaris, 43,289; Mr. Parks, 19,848; Ms. Windrow, 35,790; and all Directors and executive officers as a group, 1,487,071.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2014, all such filings were made within the required time periods.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Nominating and Governance Committee and Board review all relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement.

Related Party Transaction

Zep Inc. made purchases of goods from and sales of goods to the Company in the ordinary course of business and at prevailing market prices during 2014, and the amounts were well below the lesser of $1 million or 2% of Zep Inc.’s gross sales. Mr. Morgan is the Chairman, President and Chief

Executive Officer of Zep Inc. These transactions were approved by our Company’s Senior Management, and it was determined by our Board that Mr. Morgan did not have a direct or indirect material interest in these transactions.

14 |	WESCO International, Inc. - 2015 Proxy Statement

Item 2 – Approve, on an Advisory Basis, the Company’s Executive Compensation

ITEM 2 — APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION

This year, the Company is seeking that the stockholders approve the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. As initially approved by our stockholders at the annual meeting of stockholders in 2011, and consistent with the Board’s recommendation, we are submitting this proposal on an annual basis. This vote is advisory only, meaning it is non-binding on the Company; however the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

We encourage stockholders to review the “Compensation Discussion and Analysis” section beginning on page 17. As described in detail under “Compensation Discussion and Analysis,” our compensation program is designed to attract and retain the highest caliber executives possible and to motivate and reward them for achieving results that create stockholder value. The Compensation Committee believes that the Company’s compensation program and practices reflect a pay-for-performance philosophy designed to align our compensation program and practices with our stockholders’ long-term interests.

Compensation Structure: Elements of our program include the following:

•	Our program is straightforward and comprises three main elements: (1) base salaries; (2) annual cash incentive bonuses; and (3) long-term incentive awards. The annual cash incentive and long-term incentive components of our compensation program reflect the pay-for-performance philosophy that underscores the Company’s overall compensation strategy, as a significant portion of total named executive officer compensation is at-risk;

•	In our 2014 Advisory Vote on Executive Compensation, the Company’s executive compensation program received the approval of more than 99% of the shares voted, and we kept our compensation program in 2014 similar to our program in 2013 overall. We believe the vote reinforces our Committee’s decisions on compensation structure;

•	Annual cash incentive bonuses are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives;

•	Our long-term incentive awards consist of performance shares, stock appreciation rights and restricted stock units, the value of which depends on the value of the Company’s stock, thus encouraging achievement of long-term value creation benefiting all stockholders;

•	We believe we have an appropriate mix of short and long-term compensation based on balanced performance metrics which align our incentive and compensation programs with the interests of stockholders;

•	Our Company uses perquisites on a very limited basis, and we do not provide tax gross-ups on executive-only perquisites;

•	The Company has committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements (the Company has two pre-existing employment contracts entered into prior to 2010 that include excise tax gross-ups under certain change in control circumstances);

•	We have stock ownership guidelines for officers and Directors, and until the stock ownership guidelines are met, an officer or Director must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards;

•	Our officers and Directors are prohibited from engaging in hedging transactions involving our stock and from pledging shares as security for loans;

•	Equity award agreements with our employees (including our named executive officers) include confidentiality and other covenants protecting our business interests and provide for forfeiture of the awards or benefits received under them if the covenants are violated;

•	We have a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer;

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Item 2 – Approve, On An Advisory Basis, The Company’s Executive Compensation

•	The Compensation Committee annually reviews the potential for risk regarding our compensation program design, including incentive compensation; and

•	We believe that there is an effective level of corporate governance over our compensation programs, as all of our Compensation Committee members are independent according to the independence standards of the NYSE and SEC, and the Committee retains an independent compensation consultant to conduct annual reviews of executive compensation and advise on best practices.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including as described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in the Company’s 2015 proxy statement.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for the 2014 year that are applicable to our Named Executive Officers (NEOs): John J. Engel, Stephen A. Van Oss, Kenneth S. Parks, Diane E. Lazzaris and Kimberly G. Windrow. This discussion and analysis should be read in conjunction with the Summary Compensation Table on page 27, its accompanying footnotes and the additional tables and narrative disclosure that follow the Summary Compensation Table.

The Compensation Discussion and Analysis includes the following key sections:

•	Executive Summary

•	Compensation Setting Process

•	Use of Compensation Consultants

•	Compensation Comparator Group

•	Elements of Compensation

•	Other Compensation and Employment Arrangements

EXECUTIVE SUMMARY

Introduction

Our management and our Board of Directors have consistently believed that a straightforward and transparent philosophy and approach to compensation design is fundamental to creating stockholder value. Our program comprises three main elements: (1) base salaries; (2) annual cash incentive bonuses; and (3) long-term incentive awards. We believe that this approach has enabled us to attract and retain extraordinary management talent and to deliver strong results to our stockholders.

In our 2014 Advisory Vote on Executive Compensation, the Company’s executive compensation program received the approval of more than 99% of the shares voted, endorsed and confirmed our decisions on compensation structure. Our compensation program in 2014 was generally consistent with our program in 2013. Beginning at the December meeting and ending in February, executive compensation is reviewed and a total compensation review is conducted regarding salary, bonus and equity awards, based on the compensation structure and philosophy described in this Compensation Discussion and Analysis section.

Pay for Performance – The annual cash incentive and long-term incentive components of our compensation program reflect our pay-for-performance philosophy, since annual cash incentive bonuses are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives. The equity award values depend on the value of the Company’s stock, and in the case of performance shares depend on the achievement of specific performance metrics and goals, thus encouraging achievement of long-term value creation that benefits all stockholders.

The Company’s three-year Total Stockholder Return was 43.8%, and its one-year Total Stockholder Return for 2014, 2013 and

2012 was (16.3%), 35.1% and 27.2%, respectively. The Company did not meet its financial plan objectives in 2014. As a result, and consistent with our pay-for-performance philosophy, 2014 variable compensation was below target levels, and performance shares earned, based on 2012 – 2014 performance, were negatively affected.

Ownership Guidelines, Hedging and Clawbacks – We have stock ownership guidelines for officers and Directors, and our officers and Directors are prohibited from engaging in hedging transactions involving our stock and from pledging stock as security for loans. We have adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

Limited Perquisites – We use perquisites on a very limited basis, and we do not provide tax gross-ups on executive-only perquisites. We have committed to not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control, and we have not entered into any such agreements. We have only two pre-existing employment agreements (entered into prior to 2010) that include excise tax gross-ups under certain change in control circumstances.

In this Executive Summary, we describe our philosophy, approach and the way we assess our compensation practices. We believe that this process is a pillar of our high performance corporate culture and important to our ongoing success.

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Compensation Discussion and Analysis

Compensation Philosophy

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is a critical component that promotes our high performance culture and contributes to our ongoing success. Our compensation philosophy begins with the recognition that our success depends on the talent of our workforce and our relationships with customers and suppliers. Our focus on consistency, service and continuous improvement are critical factors, and to encourage high level performance of our leaders we have constructed a compensation plan that rewards the behavior of our executives in their pursuit of the following three broad goals.

The first of our philosophical tenets is to retain an excellent management team. Fielding a consistent and high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long-term puts us in an opportune position to grow our business intelligently and profitably. Equally important is the consistency of internal leadership in support of our corporate mission and sustaining our high performance culture.

The second philosophical goal of our compensation planning is to put the Company in a position to recruit strong leaders as we grow our business and expand our product and service offerings. Our Chief Executive Officer was recruited eleven years ago as our Chief Operating Officer. We were able to recruit and retain him because of our culture and a compensation package that aligned his performance with our strategy of creating value for our customers, suppliers and stockholders. During the past several years, we have recruited other leaders at our executive leadership level who joined the Company for the same reasons. Our consistency of approach in aligning our compensation plans to our strategy has been an important reason for our recruiting and retention successes.

Finally, the third goal of our compensation planning is to reward our executives fairly and provide proper and balanced incentives for long-term value creation. Essentially, we want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when they perform below agreed upon standards, they may receive little or no bonus. In terms of long-term incentives, we believe that the performance of our stock is the purest measure of our performance. Fundamentally, we are owned by our stockholders who can sell their stock when they believe that we are underperforming and who may purchase more shares as we perform at higher levels of growth and profitability. We believe that the opportunity to participate in the performance of our equity is the most direct link between performance and pay. We reward our executives with equity incentives to align their interests with those of the stockholders and maintain ownership guidelines to instill that mindset.

Compensation Approach

The three central elements to our executive total compensation approach, base salary, short-term incentives and long-term incentives, are further refined by design: our base salary and short-term incentives are cash based; and our long-term incentives are equity based. Based on our objectives, we believe it is appropriate that we target our three compensation elements at approximately the 50th percentile of comparable companies in the peer group. The Company’s target total cash compensation and long term incentives for the NEOs have been generally below the 50th percentile of the comparator group.

We use the services of a nationally recognized independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), which provides us with research information and data. We query our consultant on new developments, best practices and trends in compensation, and Meridian serves as a resource to our Compensation Committee (the “Committee”). However, the Committee makes its own decisions, uses its own judgment and comes to its own conclusions relating to elements regarding plan design and absolute determinations of total compensation rewards.

Compensation Assessment

For our compensation philosophy and approach to work properly, the Committee must assess the effectiveness of our compensation programs at least annually, using a variety of external and internal resources. In conjunction with Meridian, the Committee reviews the composition of our peer group annually. We purposely choose a large selection of similarly sized companies because we believe that those companies are representative of the talent pool that we compete with to recruit and retain talent. This approach has proven successful, as the last three NEOs that we hired came from large corporations that were not direct competitors of ours and not in the distribution industry. We also believe that a large pool of comparable companies is better than choosing a smaller group to ensure a proper sample size for comparison purposes. When we engage professional search firms to assist us in identifying senior executive talent, they recruit from a set of corporations even larger than our peer group.

Our management team conducts a thorough leadership review process every year. Our focus on talent management is critical to our high performance culture and ongoing success. In the course of that intensive, annual review process, the entire Board and our Committee are informed of relevant issues relating to our senior management team. We are thus able to review personal

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Compensation Discussion and Analysis

development plans, actual performance, and alignment to corporate standards and expectations. From that feedback, we are able to derive a deeper understanding of whether our total compensation plans continue to promote our corporate objectives. We can use this information to help assess the appropriateness of our compensation approach for any individual whose compensation we review.

Summary

Our philosophy, approach, and the manner in which we assess our total compensation planning have been consistently applied since we became a public company. We intend to maintain our high standards and make sure that the objectives and total compensation of our senior executives are aligned with the objectives of our stockholders.

COMPENSATION SETTING PROCESS

Our Board has delegated to the Committee, composed entirely of independent Directors under the independence standards of the NYSE and SEC, the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee may also delegate certain matters to a subcommittee in its discretion. Annually the performance of the management team is reviewed relative to financial results and non-financial measures, including the areas of strategic and organizational development. Compensation levels for our NEOs are reviewed and approved on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Consider the Company’s financial performance;

•	Review external market data;

•	Confirm the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

•	Assess overall Company performance in relation to our objectives, competition and industry circumstances;

•	Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;
•	Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Make awards under our long-term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long-term success of the Company;

•	Review the metrics and goals of the performance share plan; and

•	Apply consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors, non-financial performance criteria, and strategic, operational, and organizational development objectives.

As previously noted, the Committee also engages an independent compensation consultant to assist in reviewing its compensation practices, to provide market comparison information, and to make recommendations.

USE OF COMPENSATION CONSULTANTS

To assist in the compensation setting process, the Committee engages Meridian, an independent, internationally recognized executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. Meridian is engaged by, and reports directly to, the Committee, which has the sole authority to hire or fire Meridian and to approve fee arrangements for work performed. The Committee has authorized Meridian to interact with management on behalf of the Committee, as needed in connection with advising the Committee. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

In particular, the Committee retains Meridian to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, assist in selecting the comparator group, use market data to perform a study of the compensation of senior management at comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives. In addition, the Committee has sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believes would be appropriate to achieve the Company’s strategic and operational goals. Our Committee

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Compensation Discussion and Analysis

meets in person or telephonically at least five times each year, and our Committee’s Chairman meets with management and our independent compensation consultant more regularly throughout the course of the year. The working relationship between the Committee and management is constructive and independent. Our Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

COMPENSATION COMPARATOR GROUP

In 2014, the Committee reviewed analyses of compensation paid by companies in our comparator group through the use of marketplace compensation profiles prepared by Meridian. The comparator group comprises comparably-sized, industrial firms, distribution companies and businesses with dispersed locales for which logistics are important, companies in industries in which asset management, in addition to operating margin, is a relevant measure of company performance, and other large distributors, wholesalers and retailers, which are potential competitors for executive talent of interest to WESCO.

The current comparator group includes the following 42 companies:

COMPENSATION COMPARATOR GROUP
Andersen Corporation	Cameron International Corporation	Kohler Company	Rockwell Automation	The Pantry, Inc.

Anixter International, Inc.	Darden Restaurants, Inc.	Lennox International, Inc.	Ross Stores, Inc.	United Stationers Inc.

Applied Industrial Technologies	Dover Corporation	MSC Industrial Direct Co., Inc.	Ryder System, Inc.	Vulcan Materials Company

AutoZone, Inc.	Ecolab	NCR Corporation	Sauer—Danfoss, Inc.[1]	W.W. Grainger, Inc.

Avis Budget Group	Fastenal Company	NewPage Corporation	Schneider National, Inc.	Waste Management, Inc.

Belk, Inc.	FMC Technologies	OfficeMax Incorporated[1]	Smurfit-Stone Container Corporation	Watsco, Inc.

Big Lots, Inc.	Hubbell Incorporated	Packaging Corporation of America[2]	Sonoco Products Company

BorgWarner	Hy – Vee, Inc.	Pitney Bowes, Inc.	Spartan Stores, Inc.

Brinker International, Inc.	Ingredion Inc.	Praxair, Inc.	The Bon-Ton Stores, Inc.

[1]	For 2015, OfficeMax Incorporated and Sauer-Danfoss, Inc. will be removed due to acquisitions.

[2]	Boise, Inc. was acquired by Packaging Corporation of America which was added to the group.

The Committee reviews compensation practices among these companies to provide the Committee with relevant data in setting appropriate compensation levels for its NEOs. This market analysis, which is conducted by Meridian, makes it possible to evaluate and assess compensation for numerous executive positions that are not included in proxy statements or other public filings. To adjust for a variation in size among our Company and the companies in the comparator group and to get comparable data for its analysis, Meridian uses regression analysis to adjust market values for differences in company size, based on annual revenues.

Role of 2014 Advisory Vote on Executive Compensation in the Compensation Setting Process

The Committee reviewed the results of the 2014 stockholder advisory vote on NEO compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities and in determining compensation policies and decisions for 2014. Because an overwhelming majority (more than 99%) of our stockholders approved the executive compensation program for 2013 described in our 2014 proxy statement, our compensation program for 2014 remained generally consistent with the program in 2013.

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Compensation Discussion and Analysis

ELEMENTS OF COMPENSATION

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. Salaries for NEOs are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our comparator group. From time to time, the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and market practices among the comparator group generally based on the 50th percentile of base salaries for comparable positions.

Effective as of April 1, 2014:

•	Mr. Engel’s base salary was increased to $950,000 from an annualized rate of $920,000;
•	Mr. Van Oss’ base salary was increased to $675,000 from an annualized rate of $650,000;

•	Mr. Parks’ base salary was increased to $460,000 from an annualized rate of $400,000;

•	Ms. Lazzaris’ base salary was increased to $400,000 from an annualized rate of $360,000; and

•	Ms. Windrow’s base salary was increased to $385,000 from an annualized rate of $350,000.

In determining adjustments to base salaries, the Committee considers Company performance, prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, comparable salary practices of companies within our peer group, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of our strategic, financial, operational, and organizational development objectives. Target short-term incentives are designed to provide compensation opportunities generally approximating the 50th percentile of the comparator group and are reviewed on an annual basis.

Annually, the Company’s performance criteria and financial and operational targets are reviewed and approved for the upcoming year. For purposes of the 2014 annual incentive program, the performance measures for our NEOs, all of whom are corporate officers with broad-ranging responsibilities across the entire enterprise or for multiple operating and/or corporate support functions, consist of the achievement of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Free Cash Flow, and Return On Invested Capital (“ROIC”) targets, along with individual performance objectives. The performance measures we used to determine annual cash incentive bonuses for Messrs. Engel, Van Oss and Parks and Messes. Lazzaris and Windrow, the relative weightings of such measures and the related payout as a percentage of opportunity are reflected below:

Performance Measure	Weighting	Percent Achievement	Payout Percent of Maximum Opportunity(1)
Earnings Before Interest Taxes Depreciation and Amortization	25%	< 85%	0%
		85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
Free Cash Flow	25%	< 85%	0%
		85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
Return on Invested Capital	25%	< 85%	0%
		85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
Individual Performance	25%	<25%	0%
		25% to 100%	Up to 100%
Total (as a percent of Opportunity)	100%		0% to 100%

(1)	Amounts interpolated, as appropriate.

The Committee determined that performance against the 2014 financial objectives of EBITDA and ROIC resulted in an achievement level of 90% on each metric and that performance against the 2014 financial objective of Free Cash Flow resulted in an achievement level of 91%. The Committee reviewed and made a qualitative assessment of individual performance and accomplishments as described below. With respect to the NEOs other than himself, the Chief Executive Officer makes recommendations to the Committee for the Committee’s consideration.

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Compensation Discussion and Analysis

Based on Mr. Engel’s base salary of $920,000 for three months of the year and $950,000 for nine months of the year and a maximum incentive payout percentage opportunity of 240%, his maximum bonus opportunity was $2,262,000. His actual bonus was $800,000, based on the financial components described on the prior page and an individual performance component based on the Committee’s assessment of Mr. Engel’s performance regarding strategy execution, organizational development and talent management, investor and corporate relations, progress on One WESCO initiatives, LEAN leadership and execution, and Board and overall leadership.

Based on Mr. Van Oss’ base salary of $650,000 for three months of the year and $675,000 for nine months of the year and a maximum incentive payout percentage opportunity of 180%, his maximum bonus opportunity was $1,203,750. His actual bonus was $375,000, based on the financial components described on the prior page and an individual performance component based on the Committee’s assessment of Mr. Van Oss’ performance regarding sales, gross margin, operating margin, operations, acquisitions, and organizational leadership.

Based on Mr. Park’s base salary of $400,000 for three months of the year and $460,000 for nine months of the year and a maximum incentive payout percentage opportunity of 150%, his maximum bonus opportunity was $667,500. His actual bonus was $250,000 based on the financial components described on the prior page and an individual performance component based on the Committee’s assessment of Mr. Parks’ performance regarding strengthening the capital structure, financial reporting and management, LEAN administrative applications, enterprise risk management, control compliance, information technology, talent management, and financial leadership.

Based on Ms. Lazzaris’ base salary of $360,000 for three months of the year and $400,000 for nine months of the year and a maximum incentive payout percentage opportunity of 120%, her maximum bonus opportunity was $468,000. Her actual bonus was $150,000 based on the financial components described on the prior page and an individual performance component based on the Committee’s assessment of Ms. Lazzaris’ performance regarding legal and contracts, talent management, supporting business growth while managing cost and productivity, enterprise risk management, and legal department leadership.

Based on Ms. Windrow’s base salary of $350,000 for three months of the year and $385,000 for nine months of the year and a maximum incentive payout percentage opportunity of 120%, her maximum bonus opportunity was $451,500. Her actual bonus was $150,000 based on the financial components described on the prior page and an individual performance component based on the Committee’s assessment of Ms. Windrow’s performance regarding development of the human resources function, leading various talent management initiatives, diversity and inclusion strategy and compensation and benefits strategy.

We retain the right to increase or decrease performance objectives or to make discretionary adjustments to annual incentive awards to reflect acquisitions, changes in responsibility, external changes, or changes in business conditions that have a material impact on the fairness of the previously established performance factors.

Long-Term Incentives

The purpose of long-term incentives is to carefully align compensation with stockholder value creation. Executing the business strategy necessarily requires tradeoffs of short and long-term performance. Accordingly, our incentives are designed to encourage and reward both short and long-term performance. We believe that the optimal method to deliver long-term incentives is through stock appreciation rights (SARs), restricted stock units (RSUs), and performance shares. We use RSUs to strengthen the retention qualities of our equity program and to be consistent with prevailing market practices. The mix of these equity awards, however, is geared toward motivating and rewarding management for achieving stockholder value creation. Performance share awards for the NEOs represent 30% of the total value (at target) of each NEO’s equity award, and SARs and RSUs represent 50% and 20% of the total value, respectively.

Performance share awards are based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period. The award vests in the form of a number of shares of the Company’s common stock. The number of performance shares actually earned, if any, will depend on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level). In the event of a Change in Control (as defined in the Company’s Long-Term Incentive Plan), the performance shares will vest at the target level. Our SARs vest ratably over three years, and our RSUs cliff vest after three years. Our SARs settle in stock upon exercise.

Our philosophy is to grant equity-based long-term incentives having an economic value (based on the Company’s standard stock award assumptions for accounting purposes) which generally approximates the 50th percentile of grants by companies in our comparator group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy. Notwithstanding this objective, the Company’s target long-term incentives for the NEOs were generally below the 50th percentile of the comparator group for 2014.

In 2014, we granted 274,508 SARs, 63,117 RSUs and 44,046 performance shares to all award recipients. The awards were approximately equal to 1% of the weighted average outstanding stock of the Company. With respect to the NEOs other than

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Compensation Discussion and Analysis

himself, the Chief Executive Officer makes grant recommendations based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Chief Executive Officer’s recommendations and Meridian’s analysis are considered in making grant determinations. With respect to the Chief Executive Officer, we determine (without the input of the Chief Executive Officer) the amount of his grant.

In 2014, we granted performance shares, SAR and RSU awards to approximately 160 employees. The performance share, SAR and RSU grants to our NEOs in 2014 were as follows:

NEO	Performance Share Opportunity (reflects number of shares that could be earned at target)(1)	SAR Awards	RSU Awards	Grant Date	Grant Price		SARs Expiration Date	RSU Cliff - Vesting Date
Engel	13,708	63,601	9,139	2/18/2014	$85.35	(2)	2/18/2024	2017
Van Oss	6,152	28,539	4,100	2/18/2014	$85.35	(2)	2/18/2024	2017
Parks	3,516	16,309	2,342	2/18/2014	$85.35	(2)	2/18/2024	2017
Lazzaris	1,846	8,560	1,230	2/18/2014	$85.35	(2)	2/18/2024	2017
Windrow	1,758	8,154	1,171	2/18/2014	$85.35	(2)	2/18/2024	2017

(1)	Performance shares are subject to a three-year performance period.

(2)	Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the February 18, 2014 grant date in accordance with Compensation Committee action on February 18, 2014.

Our Insider Trading Policy prohibits our Directors and NEOs from engaging in hedging transactions involving Company securities and from pledging Company securities as collateral for loans.

Performance Shares awarded in 2012 for the three-year performance period ended December 31, 2014 (the “2012 Performance Shares”) were earned by the named executive officers. Performance was measured over a three-year cycle and used two performance goals, relative Total Shareholder Return (TSR) and 3-year average Net Income Growth, with each goal weighted 50% of the target performance share award. The actual award amount could range from 0% to 200% of target. The table below details the payout of the 2012 Performance Shares based on performance over the three-year period:

	Target		Actual
	Performance	Payout Factor	Performance	Payout Factor	% of Total Award
Relative TSR (percentile rank among peer group)	50th percentile	1 x (Target)	43rd percentile	0.64 x (Target)	50%
Net Income Growth (3-year average growth rate)	10%	1 x (Target)	12%	1.2 x (Target)	50%

Total Payout Factor = (TSR Payout Factor * TSR goal weighting) + (Net Income Growth Payout Factor * Net Income Growth goal weighting)

Calculation of the shares to be awarded (relative to target) = (0.64 * 0.5) + (1.2 * 0.5) = 0.92

Accordingly, based on the Target Award of 2012 Performance Shares to each named executive officer and the Total Payout Factor determined by the Company’s performance during the three-year performance period, the number of shares earned by each named executive officer is shown in the following table.

	Target Award of 2012 Performance Shares(1)	Payout Factor	Actual Number of Earned Shares
Engel	14,458	x 0.92	13,302
Van Oss	7,694	x 0.92	7,078
Lazzaris	1,750	x 0.92	1,610
Windrow	1,750	x 0.92	1,610

(1)	Mr. Parks was hired in 2012, after the date of the 2012 Performance Share Award.

For more information on the vesting and distribution of shares in connection with the 2012 Performance Shares, see the Option Exercises and Stock Vested Table on page 31.

Retirement Savings

Our Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the NEOs. In 2014, the Company matched employee contributions at a rate of $0.50 per $1.00 of contributions up to 6% of eligible compensation. The Company did not make a discretionary payment in 2014 for the plan year ended in December 2013.

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Compensation Discussion and Analysis

We also maintain an unfunded non-qualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs. Participants may defer a portion of their salary and are eligible for a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the 401(k) plan. Earnings are credited to employees’ accounts based on their deemed investment selections from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until at least six months after the key employee’s separation from employment. See the “Non-Qualified Deferred Compensation” table on page 32 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan.

Our Company does not have a defined benefit or supplemental retirement plan or any plans providing for post-retirement health benefits for our NEOs.

Health and Welfare Benefits

We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEOs’ percentage share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to ensure that benefit levels approximate the median value provided to employees of peer companies. As a risk management measure, we also offer executive physicals involving diagnostic testing.

Perquisites

During 2014, the Company provided a limited number of perquisites to the NEOs. They primarily consist of a vehicle allowance, club memberships and spousal travel to certain business functions. The Compensation Committee determined that it is in the Company’s best interest to continue providing these perquisites in order to offer a competitive pay package. The Company does not provide tax gross-ups on executive-only perquisites. See the “All Other Compensation” table on page 28 for more information regarding the perquisites given to our NEOs.

Clawback Provisions

We have adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

OTHER COMPENSATION AND EMPLOYMENT ARRANGEMENTS

Stock Ownership Guidelines and Holding Periods for Executive Officers

Our Board has adopted stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

•	Chief Executive Officer – five times annual base salary;

•	Chief Operating Officer and Chief Financial Officer – three times annual base salary; and

•	Chief Human Resources Officer and General Counsel – two times annual base salary.

These officers are expected to acquire their initial ownership positions within five years of their appointment and to hold those ownership positions during their service as executives of the Company. Until the stock ownership guidelines are met, an officer must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards. All of our NEOs have acquired or are acquiring equity in accordance with the guidelines. See “Security Ownership” on page 13 for more information on their ownership positions. See also “Director Compensation” on page 40 for information about Stock Ownership Guidelines for Directors.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s vision, goals and values, the development and execution of the

Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the Company, and overall service as the principal

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Compensation Discussion and Analysis

spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board committees. During the year, Mr. Engel’s base salary, as well as his target total compensation for 2014, including salary, target annual cash incentive and long-term incentives, were below the 50th percentile of the Company’s comparator group.

Employment, Severance or Change in Control Arrangements

Mr. Engel has a 2009 Employment Agreement that provides for, among other things, an initial annual base salary of $725,000 with a target bonus of not less than 100% of base salary, as may be adjusted in the Compensation Committee’s discretion. Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the two pre-existing employment agreements with Messrs. Engel and Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 33 for additional information. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Mr. Van Oss has a 2009 Employment Agreement that provides for, among other things, an initial annual base salary of $600,000 with a target bonus of not less than 80% of base salary, as may be adjusted in the Compensation Committee’s discretion. Mr. Van Oss also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Van Oss’ employment is terminated by the Company without cause or by Mr. Van Oss for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Van Oss will instead be entitled to receive, (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the two pre-existing employment agreements with Messrs. Engel and Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 35 for additional information. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Van Oss is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Mr. Parks would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if he is terminated by the Company without cause, or he terminates his employment for good reason, as described on page 37. Mr. Parks is bound by restrictive covenants in the form of non-competition and non-solicitation of employees during the term of his employment and for a period of one year thereafter.

Ms. Lazzaris would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if she is terminated by the Company without cause, if she terminates her employment for good reason, or if her employment is terminated

WESCO International, Inc. - 2015 Proxy Statement	| 25

Compensation Discussion and Analysis

within one year following a change in control of the Company (other than for cause), as described on page 38.

Ms. Windrow would be entitled to receive a severance payment equal to one year’s base salary plus pro rata bonus if she is terminated by the Company without cause, or she terminates her employment for good reason, as described on page 39. Ms. Windrow is bound by restrictive covenants in the form of non-competition and non-solicitation of employees during the term of her employment and for a period of one year thereafter.

The Company’s LTIP provides that SAR and RSU awards would vest upon consummation of a Change in Control transaction, and our performance share award agreements provide that performance share awards would vest at the target level upon consummation of a Change in Control transaction. The payments to the NEOs upon consummation of a Change in Control transaction for accelerated vesting of equity awards are set forth in the first column of each table on pages 33 to 39.

During 2006, our Board adopted the WESCO Distribution, Inc. 2006 Severance Plan which provides severance benefits to all eligible employees, not limited to executives. In accordance with the WESCO Distribution, Inc. 2006 Severance Plan, in the event of an involuntary termination without cause, an eligible employee would receive severance payments of up to 52 weeks of base pay based on the employee’s completed years of service.

Compensation Practices and Risk

On an annual basis, the Committee reviews the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. As previously noted above, the Company also maintains stock ownership guidelines and has adopted a clawback policy that applies to incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

Deductibility of Executive Compensation

We consider the anticipated accounting and tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs, and generally intend for compensation paid to its executive officers to be within the limits of, or exempt from, the deductibility limits of Section 162(m) of the Internal Revenue Code. However, the Company reserves the right to pay compensation that is not deductible and a portion of the executive officers’ compensation paid in 2014 was not deductible. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment.

Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO and certain other highly compensated executive officers (together, the “covered employees”). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s or the Company’s performance meets pre-established objective goals based on stockholder-approved performance criteria).

An annual incentive pool is established and approved based on achievement of certain performance conditions from which RSUs and annual incentive plan awards are paid to covered employees, and then negative discretion is applied to this pool to decrease (but not increase) the amount of any award payable from the pool to covered employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully Submitted:

THE COMPENSATION COMMITTEE

James L. Singleton, Chairman

Sandra Beach Lin

Bobby J. Griffin

John K. Morgan

26 |	WESCO International, Inc. - 2015 Proxy Statement

Compensation Tables

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary	Option Awards(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
John J. Engel,	2014	$942,500	$1,950,007	$1,967,812	$800,000	$96,508	$5,756,827
Chairman, President	2013	$892,500	$1,800,002	$1,890,491	$1,000,000	$202,287	$5,785,280
and CEO	2012	$848,750	$1,549,980	$1,714,636	$1,305,000	$225,220	$5,643,586
Stephen A. Van Oss,	2014	$668,750	$875,006	$883,006	$375,000	$56,098	$2,857,860
SVP and COO	2013	$645,000	$874,952	$919,030	$290,250	$129,138	$2,858,370
	2012	$636,250	$825,018	$912,565	$800,000	$162,809	$3,336,642
Kenneth S. Parks,	2014	$445,000	$500,034	$504,551	$250,000	$18,777	$1,718,362
SVP and CFO	2013	$380,000	$485,553	$420,105	$225,000	$26,143	$1,536,801
	2012	$206,077	$188,625	—	$175,000	$23,773	$593,475
Diane E. Lazzaris,	2014	$390,000	$262,500	$264,936	$150,000	$23,952	$1,091,388
SVP and GC	2013	$350,000	$237,481	$249,462	$205,000	$44,939	$1,086,882
	2012	$336,250	$187,466	$207,446	$280,000	$40,923	$1,052,085
Kimberly G. Windrow,	2014	$376,250	$250,002	$252,275	$150,000	$29,390	$1,057,917
SVP and CHRO	2013	$345,000	$224,949	$236,352	$200,000	$61,319	$1,067,620
	2012	$336,250	$187,466	$207,446	$280,000	$33,849	$1,045,011

(1)	Represents the grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. These equity awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth on pages 63 to 65 of our financial statements for the year ended December 31, 2014 in our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(2)	Represents aggregate grant date fair value of RSUs and performance share awards in accordance with FASB ASC Topic 718, which, with respect to performance shares, is the value based on the target level of achievement (determined to be the probable outcome of the performance conditions at the time of grant). In the event the maximum performance conditions are met, these values would be: for Mr. Engel $2,339,956; Mr. Van Oss $1,050,146; Mr. Parks $600,181; Ms. Lazzaris $315,112; and Ms. Windrow $300,091. RSUs are subject to time-based vesting criteria and performance shares are subject to achievement of certain performance targets over a three-year performance period. The assumptions used in calculating these amounts are set forth on pages 63 to 65 of our financial statements for the year ended December 31, 2014 in our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)	Represents annual cash incentive bonus amounts earned for each fiscal year in accordance with SEC rules, but approved and paid in the following year.

(4)	See the “All Other Compensation” table on page 28 for additional information.

WESCO International, Inc. - 2015 Proxy Statement	| 27

Compensation Tables

All Other Compensation

The following table describes each component of the All Other Compensation column for 2014 in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments that are also presented and discussed there.

NEO	Year	Other Benefits(1)	Auto Allowance(2)	Tax Payments(3)	Payments Relating to Employee Retirement Savings Programs(4)	Total
Engel	2014	$26,233	$12,000	—	$58,275	$96,508
Van Oss	2014	$15,328	$12,000	—	$28,770	$56,098
Parks	2014	$102	$12,000	—	$6,675	$18,777
Lazzaris	2014	$102	$12,000	—	$11,850	$23,952
Windrow	2014	$102	$12,000	—	$17,288	$29,390

(1)	This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. The amounts for Mr. Engel include club dues of $19,458 and imputed income for spousal travel. The amounts for Mr. Van Oss include club dues and imputed income for spousal travel.

(2)	Represents a $1,000 monthly automobile allowance.

(3)	The Company does not provide tax gross-ups on executive-only perquisites.

(4)	The retirement savings program includes both the Retirement Savings Plan, a qualified 401(k) plan, and the Deferred Compensation Plan, a non-qualified deferred compensation plan for certain management and highly compensated employees. Company contributions to the retirement savings program include matching contributions and discretionary contributions. The table below breaks down the Company contribution by plan and contribution type. Company matching contributions are capped at 50% of participant deferrals, not to exceed 3% of eligible compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. Similarly, discretionary contributions are made to the 401(k) plan up to maximum limits established by the IRS, with the excess contributed to the deferred compensation plan.

NEO	Year	Company Matching Contribution to 401k Plan	Company Matching Contribution to Deferred Compensation Plan	Company Discretionary Contribution to 401k Plan	Company Rollover Contribution to Deferred Compensation Plan	Total
Engel	2014	$7,800	$50,475	—	—	$58,275
Van Oss	2014	$7,800	$20,970	—	—	$28,770
Parks	2014	$6,675	—	—	—	$6,675
Lazzaris	2014	$7,800	$4,050	—	—	$11,850
Windrow	2014	$7,800	$9,488	—	—	$17,288

28 |	WESCO International, Inc. - 2015 Proxy Statement

Compensation Tables

Grants of Plan-based Awards for 2014

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	All Other Stock Awards: Number of Securities Underlying Stock Units (#)(4)	Exercise or Base Price of Option Awards ($/SH)		Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Engel	2/18/14			6,854	13,708	27,416	63,601	9,139	$85.35	(6)	$3,917,818
		$1,131,000	$2,262,000
Van Oss	2/18/14			3,076	6,152	12,304	28,539	4,100	$85.35	(6)	$1,758,012
		$601,875	$1,203,750
Parks	2/18/14			1,758	3,516	7,032	16,309	2,342	$85.35	(6)	$1,004,585
		$333,750	$667,500
Lazzaris	2/18/14			923	1,846	3,692	8,560	1,230	$85.35	(6)	$527,386
		$234,000	$468,000
Windrow	2/18/14			879	1,758	3,516	8,154	1,171	$85.35	(6)	$502,277
		$225,750	$451,500

(1)	Represents possible annual incentive cash awards that could have been earned in 2014 at “target” and “maximum” levels of performance. Amounts actually received by the NEOs under the annual incentive plans for 2014 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 27. For further information about the annual incentive plans, please see the related discussion beginning on page 21.

(2)	Represents possible performance share awards granted in 2014 that could be earned at “threshold”, “target”, and “maximum” levels of performance over a three-year performance period. Each performance share award is based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period ending December 31, 2016. For further information about the long-term incentive performance share awards, see discussion beginning on page 22.

(3)	Represents the number of SARs granted in 2014 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments annually on the anniversary date.

(4)	Represents the number of RSUs granted in 2014 to the NEOs. The RSUs will cliff vest on the anniversary date in 2017.

(5)	Represents the full grant date fair value of SARs, RSUs and Performance Shares under ASC Topic 718 granted to the NEOs. With respect to awards subject to performance-based vesting conditions, grant date fair value is based on an estimate of the probable outcome at the time of grant which reflects achievement at “target” performance. For additional information on the valuation assumptions, refer to Note 12 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014.

(6)	Represents the exercise price for the SARs and the grant date per share value of RSUs granted, which was the closing price of our Company stock on February 18, 2014, in accordance with Committee action on the grant date indicated.

WESCO International, Inc. - 2015 Proxy Statement	| 29

Compensation Tables

Outstanding Equity Awards at Year End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Securities Underlying Unexercised Equity Awards Un-exercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Engel	7/01/2005	75,000	—	$31.65	7/01/2015	—	—	—	—
	7/01/2006	37,500	—	$69.00	7/01/2016	—	—	—	—
	7/01/2007	45,000	—	$60.45	7/01/2017	—	—	—	—
	7/01/2008	75,000	—	$40.04	7/01/2018	—	—	—	—
	7/01/2009	150,673	—	$25.37	7/01/2019	—	—	—	—
	7/01/2010	125,597	—	$33.05	7/01/2020	—	—	—	—
	2/16/2011	77,323	—	$60.05	2/16/2021	—	—	—	—
	2/16/2012	36,931	18,465	$64.33	2/16/2022	9,637	$734,436	—	—
	2/21/2013	19,151	38,302	$72.15	2/21/2023	9,978	$760,423	14,970	$1,140,864
	2/18/2014	—	63,601	$85.35	2/18/2024	9,139	$696,483	13,708	$1,044,687
Total:		642,175	120,368			28,754	$2,191,342	28,678	$2,185,551
Van Oss	7/01/2005	75,000	—	$31.65	7/01/2015	—	—	—	—
	7/01/2006	37,500	—	$69.00	7/01/2016	—	—	—	—
	7/01/2007	45,000	—	$60.45	7/01/2017	—	—	—	—
	7/01/2008	75,000	—	$40.04	7/01/2018	—	—	—	—
	7/01/2009	107,623	—	$25.37	7/01/2019	—	—	—	—
	7/01/2010	81,911	—	$33.05	7/01/2020	—	—	—	—
	2/16/2011	44,610	—	$60.05	2/16/2021	—	—	—	—
	2/16/2012	19,657	9,829	$64.33	2/16/2022	5,130	$390,957	—	—
	2/21/2013	9,309	18,618	$72.15	2/21/2023	4,850	$369,618	7,278	$554,656
	2/18/2014	—	28,539	$85.35	2/18/2024	4,100	$312,461	6,152	$468,844
Total:		495,610	56,986			14,080	$1,073,036	13,430	$1,023,500
Parks	6/8/2012	5,000	2,500	$58.04	6/08/2022	—	—	—	—
	2/21/2013	4,256	8,511	$72.15	2/21/2023	2,218	$169,034	3,326	$253,474
	6/3/2013	900	1,800	$74.00	6/03/2023
	2/18/2014		16,309	$85.35	2/18/2024	2,342	$178,484	3,516	$267,954
		10,156	29,120			4,560	$347,518	6,842	$521,428
Lazzaris	5/14/2010	4,000	—	$37.90	5/14/2020	—	—	—	—
	7/01/2010	15,017	—	$33.05	7/01/2020	—	—	—	—
	2/16/2011	9,665	—	$60.05	2/16/2021	—	—	—	—
	2/16/2012	4,467	2,233	$64.33	2/16/2022	1,165	$88,785	—	—
	2/21/2013	2,527	5,053	$72.15	2/21/2023	1,316	$100,292	1,976	$150,591
	2/18/2014		8,560	$85.35	2/18/2024	1,230	$93,738	1,846	$140,684
Total:		35,676	15,846			3,711	$282,815	3,822	$291,275
Windrow	9/27/2010	3,850	—	$39.26	9/27/2020	—	—	—	—
	9/28/2010	7,500	—	$40.20	9/28/2020	—	—	—	—
	2/16/2011	7,435	—	$60.05	2/16/2021	—	—	—	—
	5/13/2011	2,800	—	$54.84	5/13/2021	—	—	—	—
	2/16/2012	4,467	2,233	$64.33	2/16/2022	1,165	$88,785	—	—
	2/21/2013	2,394	4,786	$72.15	2/21/2023	1,247	$95,034	1,872	$142,665
	2/18/2014	—	8,154	$85.35	2/18/2024	1,171	$89,242	1,758	$133,977
Total:		28,446	15,173			3,583	$273,061	3,630	$276,642

(1)	The amounts included in the table above reflect target payouts for performance shares as the current results for 2013 and 2014 are below target. The final amounts will be interpolated based on actual final results.

30 |	WESCO International, Inc. - 2015 Proxy Statement

Compensation Tables

Equity Awards Vesting Schedule

Grant Date	Vesting Schedule
2/16/2012

SARs: Time-based vesting in 1/3 increments on February 16, 2013; February 16, 2014; and February 16, 2015.

RSUs: Cliff vest on February 16, 2015.

Performance Shares: based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period ending December 31, 2014. The award vests in the form of a number of shares of the Company’s common stock.

6/8/2012	SARs: Time-based vesting in 1/3 increments on June 8, 2013; June 8, 2014; and June 8, 2015.
2/21/2013

SARs: Time-based vesting in 1/3 increments on February 21, 2014; February 21, 2015; and February 21, 2016.

RSUs: Cliff vest on February 21, 2016.

Performance Shares: based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period ending December 31, 2015. The award vests in the form of a number of shares of the Company’s common stock.

6/3/2013	SARs: Time-based vesting in 1/3 increments on June 3, 2014; June 3, 2015; and June 3, 2016.
2/18/2014

SARs: Time-based vesting in 1/3 increments on February 18, 2015; February 18, 2016; and February 18, 2017.

RSUs: Cliff vest on February 18, 2017.

Performance Shares: based on two equally-weighted performance measures of relative total shareholder return and the three-year average net income growth rate achieved by the Company during the three-year performance period ending December 31, 2016. The award vests in the form of a number of shares of the Company’s common stock.

Under the generally applicable terms of the Company’s 1999 Long-Term Incentive Plan, amended and approved by our Board and stockholders and restated effective May 30, 2013, options, SARs and RSUs would vest upon a Change in Control, as defined in the Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)(3)(4)	Value Realized on Vesting ($)
Engel	50,000	$3,217,000	21,961	$1,662,941
Van Oss	70,000	$4,020,100	12,074	$917,963
Parks	—	—	—	—
Lazzaris	—	—	2,692	$204,167
Windrow	—	—	2,443	$182,948

(1)	Computed by multiplying the number of shares of our Common Stock acquired upon exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price of the option or SARs.

(2)	All amounts in this column are before any applicable taxes.

(3)	Reflects RSUs that vested on February 16, 2014.

(4)	Represents shares acquired upon settlement of performance shares granted in 2012 under the Company’s long-term incentive plan. Each performance share represented a contingent right to receive one share of Common Stock if the Company achieved specified performance goals during the three-years ended December 31, 2014.

WESCO International, Inc. - 2015 Proxy Statement	| 31

Compensation Tables

Nonqualified Deferred Compensation

The table below provides information on the non-qualified deferred compensation of the NEOs in 2014.

Name	Year	Executive Contribution in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Engel	2014	$116,550	$50,475	$98,731	—	$1,945,105
Van Oss	2014	$412,625	$20,970	$355,443	—	$6,291,049
Parks	2014	—	—	—	—	—
Lazzaris	2014	$11,900	$4,050	$8,256	—	$97,544
Windrow	2014	$34,575	$9,488	$8,358	—	$182,210

(1)	Reflects participation by the NEOs in the Deferred Compensation Plan, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Compensation Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency.

(2)	Amounts in this column are Company matching contributions to the Deferred Compensation Plan and include rollover contributions from the 401(k) plan to the Deferred Compensation Plan. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation table on page 27.

(3)	Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the 401(k) plan and notably do not include Company stock.

(4)	Based upon years of service to the Company, Mr. Engel, and Mr. Van Oss are each fully vested in the aggregate balance of their respective accounts at last year-end. Mr. Parks did not participate in the Deferred Compensation Plan for 2014. Ms. Lazzaris and Ms. Windrow are each 66% vested in the aggregate balance of their respective accounts at last year-end.

32 |	WESCO International, Inc. - 2015 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. ENGEL

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2014. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)
Compensation:
Base Salary and Incentive	$4,980,000	$3,040,000	$800,000	—
Accelerated Options & SARs (5)	$374,870	$374,870	$374,870	$374,870
Accelerated RSUs (6)	$2,191,342	$2,191,342	$2,191,342	$2,191,342
Accelerated Performance Shares (7)	$3,287,395	$3,287,395	$3,287,395	$3,287,395
Benefits and Perquisites:
Medical Benefits	$14,463	$14,463	—	—
280G Tax Gross-Up	—	—	—	—
Total:	$10,848,070	$8,908,070	$6,653,607	$5,853,607

(1)	Termination after Change in Control

Mr. Engel’s Change in Control benefits are double-triggered (other than equity awards which vest on a Change in Control), meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Engel’s employment is terminated within two years following a Change in Control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:
•	Two times annual base salary.
•	Two times the annual target bonus opportunity.
•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.
•	Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreements with Mr. Engel and Mr. Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.
•	An amount equal to the executive’s annual target bonus opportunity.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

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Potential Payments Upon Termination

(3)	Death

•	Any accrued and earned but unpaid bonus.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

(4)	Disability

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2014 was $76.21. The amount shown is the excess, if any, of the December 31, 2014 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2014 multiplied by the number of RSUs.

(7)	Represents the closing stock price on December 31, 2014 multiplied by the number of Performance Shares at target.

34 |	WESCO International, Inc. - 2015 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. VAN OSS

Each of the following potential scenarios represents circumstances under which Mr. Van Oss’ employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Van Oss in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2014. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Van Oss upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Van Oss; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) a material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Van Oss’ base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Van Oss’ primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Van Oss’ offices, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)
Compensation:
Base Salary and Incentive	$2,940,000	$1,957,500	$375,000	—
Accelerated Options & SARs (5)	$192,358	$192,358	$192,358	$192,358
Accelerated RSUs (6)	$1,073,037	$1,073,037	$1,073,037	$1,073,037
Accelerated Performance Shares (7)	$1,609,860	$1,609,860	$1,609,860	$1,609,860
Benefits and Perquisites:
Medical Benefits	$14,463	$14,463	—	—
280G Tax Gross-Up	—	—	—	—
Total:	$5,829,718	$4,847,218	$3,250,255	$2,875,255

(1)	Termination after Change in Control

Mr. Van Oss’ Change in Control benefits are double-triggered (other than equity awards which vest on a Change in Control), meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Van Oss’ employment is terminated within two years following a Change in Control without Cause or by Mr. Van Oss for Good Reason, in which case Mr. Van Oss will be entitled to receive:
•	Two times annual base salary.
•	Two times the annual target bonus opportunity.
•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.
•	Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreements with Mr. Engel and Mr. Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.
•	An amount equal to the executive’s annual target bonus opportunity.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.
•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

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Potential Payments Upon Termination

(3)	Death

•	Any accrued and earned but unpaid bonus.
•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

(4)	Disability

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of Performance Shares at target.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2014 was $76.21. The amount shown is the excess, if any, of the December 31, 2014 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2014 multiplied by the number of RSUs.

(7)	Represents the closing stock price on December 31, 2014 multiplied by the number of Performance Shares at target.

36 |	WESCO International, Inc. - 2015 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MR. PARKS

Each of the following potential scenarios represents circumstances under which Mr. Parks’ employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Parks in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2014. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Parks upon separation from the Company is governed by a term sheet dated May 31, 2012. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Parks base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect Mr. Parks’ role in the organization.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$710,000	$710,000
Accelerated SARs (3)	$83,958	$38,533
Restricted Stock Units (4)	$347,518	—
Performance Shares (5)	$521,429	—
Benefits and Perquisites:
Medical Benefits	$7,231	$7,231
Total:	$1,670,136	$755,764

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs and RSUs.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2014 was $76.21. The amount shown is the excess, if any, of the December 31, 2014 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2014 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2014 multiplied by the number of Performance Shares at target.

WESCO International, Inc. - 2015 Proxy Statement	| 37

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MS. LAZZARIS

Each of the following potential scenarios represents circumstances under which Ms. Lazzaris’ employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Lazzaris in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2014. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Lazzaris upon separation from the Company is governed by a term sheet dated January 15, 2010. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Ms. Lazzaris’ base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect Ms. Lazzaris’ role in the organization.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$550,000	$550,000
Accelerated SARs (3)	$47,043	—
Restricted Stock Units (4)	$282,815	—
Performance Shares (5)	$424,642	—
Benefits and Perquisites:
Medical Benefits	$7,231	$7,231
Total:	$1,311,731	$557,231

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs and RSUs. Vesting of Performance Shares at target.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination or Termination Within One Year Following Change of Control of the Company (Other than for Cause)

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2014 was $76.21. The amount shown is the excess, if any, of the December 31, 2014 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2014 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2014 multiplied by the number of Performance Shares at target.

38 |	WESCO International, Inc. - 2015 Proxy Statement

Potential Payments Upon Termination

POTENTIAL PAYMENTS UPON TERMINATION: MS. WINDROW

Each of the following potential scenarios represents circumstances under which Ms. Windrow’s employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Windrow in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2014. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Windrow upon separation from the Company is governed by a term sheet dated June 18, 2010. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or stockholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to timely and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Ms. Windrow’s base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) a relocation of primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect Ms. Windrow’s role in the organization.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or Good Reason Termination(2)
Compensation:
Base Salary and Incentive	$535,000	$535,000
Accelerated SARs (3)	$45,959	—
Restricted Stock Units (4)	$273,060	—
Performance Shares (5)	$410,010	—
Benefits and Perquisites:
Medical Benefits	$2,371	$2,371
Total:	$1,266,400	$537,371

(1)	Termination After Change in Control

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs and RSUs. Vesting of Performance Shares at target.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Payment equal to one-year’s base salary.
•	Prorated annual incentive payment for portion of year worked.
•	Full vesting of SARs granted in accordance with purchase of WESCO stock.
•	Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(3)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2014 was $76.21. The amount shown is the excess, if any, of the December 31, 2014 closing price over the exercise price multiplied by the number of SARs.

(4)	Represents the closing stock price on December 31, 2014 multiplied by the number of RSUs.

(5)	Represents the closing stock price on December 31, 2014 multiplied by the number of Performance Shares at target.

WESCO International, Inc. - 2015 Proxy Statement	| 39

Director Compensation

DIRECTOR COMPENSATION

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. In 2014, each Board member received an annual retainer of $90,000, and the Lead Director received an additional retainer of $20,000. The Chair of the Audit Committee received an additional retainer of $20,000, each other member of the Audit Committee received an additional retainer of $5,000, the Chair of the Nominating and Governance Committee received an additional retainer of $10,000 and the Chair of the Compensation Committee received an additional retainer of $15,000.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

For 2014, non-employee Directors received equity grants in the form of RSUs in the amount of $100,000, prorated based on service. RSUs vest on the third anniversary of the date of the grant. If a Director’s Board service ends as a result of a scheduled Board term expiration, then all of the Director’s equity will vest in full. If a Director’s Board service is terminated prior to a normal termination or re-election date, then unvested equity is forfeited. In February 2014, each non-employee Director received a grant of 1,172 RSUs, prorated based on service. The RSUs awarded February 18, 2014 have a grant price of $85.35, the closing price of our Common Stock on February 18, 2014. Mr. Griffin, who was elected to the Board at the 2014 Annual Meeting of Stockholders, received a grant of 611 RSUs. The RSUs awarded September 16, 2014 have a grant price of $81.88, the closing price of our Common Stock on September 16, 2014.

No changes were made to Director Compensation for 2015.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for Directors. Directors are expected to acquire beneficial ownership of at least four times their annual retainer. Directors are expected to hold these ownership positions during their service as Directors. All Directors are compliant with the stock ownership guidelines.

DIRECTOR COMPENSATION FOR 2014

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Other(4)	Total
Beach Lin	$100,000	$100,030	—	$200,030
Griffin	$52,500	$50,029	—	$102,529
Miles	$37,500	$50,015	$10,000	$97,515
Morgan	$95,000	$100,030	—	$195,030
Raymund	$95,000	$100,030	—	$195,030
Singleton	$105,000	$100,030	—	$205,030
Tarr	$110,000	$100,030	—	$210,030
Utter	$95,000	$100,030	—	$195,030
Vareschi	$110,039	$100,030	—	$210,069

(1)	Represents the amount of the Director’s annual retainer, for which Directors Griffin, Raymund and Singleton each received $26,250, $47,500, and $52,500, respectively, in cash during 2014. The remainder of each director’s fees were deferred into the Company’s Deferred Compensation Plan for Non-Employee Directors. Mr. Vareschi elected to receive 1,223 shares of Common Stock in lieu of cash.

40 |	WESCO International, Inc. - 2015 Proxy Statement

Director Compensation

(2)	Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs. On February 18, 2014, each Director was awarded 1,172 RSUs with a grant date fair value of $85.35 per RSU, which was the closing price of our Common Stock on February 18, 2014, subject to proration based on service. On September 16, 2014, Mr. Griffin was awarded 611 RSUs with a grant date fair value of $81.88 per RSU which was the closing price of our Common Stock on September 16, 2014. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 12 to our financial statements for the year ended December 31, 2014, which is located on pages 63 to 65 of our Annual Report on Form 10-K.

(3)	All the RSU awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table below for more information regarding the equity awards held by Directors as of December 31, 2014.

(4)	The Company made a charitable contribution to WQED Multimedia in honor of Mr. Miles’ retirement.

DIRECTOR OUTSTANDING EQUITY AWARDS AT YEAR-END

Name	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Shares of Stock That Have Not Vested
Beach Lin	14,708	3,810
Griffin	—	611
Morgan	16,742	3,810
Raymund	22,742	3,810
Singleton	22,742	3,810
Tarr	2,500	3,810
Utter	22,742	3,810
Vareschi	22,742	3,810

WESCO International, Inc. - 2015 Proxy Statement	| 41

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

ITEM 3 – RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

42 |	WESCO International, Inc. - 2015 Proxy Statement

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our 2015 financial statements.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. In addition to performing the audit, Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013 were as follows:

(In millions)	2014	2013
Audit fees	$2.0	$1.7
Audit-related fees	—	—
Tax fees
Compliance	$0.4	$1.2
Planning and consulting	$0.6	$0.2
Other fees	—	—
	$3.0	$3.1

The audit fees for the years ended December 31, 2014 and 2013 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of quarterly consolidated financial statements and statutory audits.

Tax compliance fees for the years ended December 31, 2014 and 2013 were for services related to the preparation and review of tax returns.

Tax planning and consulting fees for the years ended December 31, 2014 and 2013 were for services involving advice and consultation on tax matters.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-approval by them of, all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2014 and 2013, all of the audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

WESCO International, Inc. - 2015 Proxy Statement	| 43

Item 3 – Ratify The Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Audit Committee is responsible for assisting the Board in its oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof, its oversight of the Company’s accounting and financial reporting principles, policies and internal controls, and the performance of the internal audit function, evaluating the independence, qualifications and performance of the Company’s independent registered public accounting firm, and evaluating the performance of the Company’s internal auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2014 with management and the independent registered public accounting firm. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the PCAOB. The Audit Committee also discussed with management their assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014.

In addition, the Audit Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission. The Audit Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

Respectfully Submitted:

THE AUDIT COMMITTEE

Robert J. Tarr, Jr., Chairman

John K. Morgan

Steven A. Raymund

Lynn M. Utter

44 |	WESCO International, Inc. - 2015 Proxy Statement

WESCO INTERNATIONAL, INC.

Suite 700

225 West Station Square Drive

Pittsburgh, PA 15219-1122

Phone: 412-454-2200

www.wesco.com

WESCO INTERNATIONAL, INC.

225 WEST STATION SQUARE DRIVE

SUITE 700

PITTSBURGH, PA 15219

ATTN: SAMANTHA L. O’DONOGHUE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, Wednesday, May 27, 2015. Have your proxy in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, Wednesday, May 27, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86941-P60963                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESCO INTERNATIONAL, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following nominees:
1. Elect three Directors for a one year term expiring in 2016.		☐	☐	☐
Nominees
01) John J. Engel
02) Steven A. Raymund
03) Lynn M. Utter
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2. Approve, on an advisory basis, the Company’s executive compensation.							☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.							☐	☐	☐

NOTE:    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or  any adjournment or postponement thereof. Only stockholders of record as of the close of business on April 2, 2015 are  entitled to notice of and to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

M86942-P60963

WESCO INTERNATIONAL, INC.
This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 28, 2015 at 2:00 P.M., E.D.T.

The undersigned hereby appoints Samantha L. O’Donoghue, Diane E. Lazzaris, and Kenneth S. Parks and each of them, as Proxies with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held at the Sheraton Station Square, 300 West Station Square Drive, Pittsburgh, PA 15219 on May 28, 2015, at 2:00 p.m., Eastern Daylight Time, or any adjournment or postponement thereof, upon all matters properly coming before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on any particular matter, this proxy will be voted in accordance with the Board of Directors’ recommendations on any such matter.